Exhibit 1.1

CANADA
[PR]OVINCE OF BRITISH COLUMBIA

NUMBER

272413

Province of British Columbia
Ministry of Consumer and Corporate Affairs
REGISTRAR OF COMPANIES

COMPANY ACT

Certificate of Incorporation

I HEREBY CERTIFY THAT

MAGNA VENTURES LTD.

HAS THIS DAY BEEN INCORPORATED UNDER THE COMPANY ACT

GIVEN UNDER MY HAND AND SEAL OF OFFICE

AT VICTORIA, BRITISH COLUMBIA,

THIS 23RD DAY OF DECEMBER, 1983

M. A. JORRE DE ST. JORRE
REGISTRAR OF COMPANIES